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                                  EXHIBIT 21.2

                         SUBSIDIARIES OF ACME PACKAGING

                                                                                      PERCENTAGE OWNERSHIP
              SUBSIDIARY                 STATE OF INCORPORATION YEAR OF INCORPORATION  BY ACME PACKAGING
              ----------                 ---------------------- --------------------- --------------------
Universal Tool & Stamping Company, Inc.         Indiana                 1946                  100%
Alpha Tube Corporation                          Delaware                1989                  100%
Alta Slitting Corporation                       Delaware                1990                  100%
Acme Steel Company International, Inc.          Barbados                1989                  100%
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